SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Aether Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐     No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount previously paid:

Form, schedule or registration statement no.:

Filing party:

Date filed:

September 1, 2004

Dear Stockholder:

      I am writing to urge you, if you have not already done so, to sign, date and return the enclosed proxy card today in the envelope provided. It is important that your vote be counted at the upcoming special meeting of stockholders scheduled for September 15, 2004, at the Renaissance Harborplace Hotel, 202 East Pratt Street, Baltimore, MD 21202, at 10:00 a.m., local time.

      I also want to update you on a development regarding the subject of the special meeting. On August 23, 2004, I wrote to you about the special meeting, advising that you would be asked to consider and vote upon a proposal to approve the sale of the assets of our Transportation segment for $25 million in cash pursuant to an asset purchase agreement with Slingshot Acquisition Corporation and Platinum Equity Capital Partners, L.P. A copy of that agreement was attached as Appendix A to the proxy statement that accompanied my letter to you.

      On August 25, 2004, after the proxy statement had been mailed, we received an unsolicited, non-binding proposal to acquire the assets of our Transportation segment for $30 million in cash. Our Board of Directors has reviewed and discussed this proposal with our management team and our advisers. After carefully considering the proposal, the terms of our contract with Slingshot and Platinum Equity, and the best interests of our stockholders, the Board of Directors concluded, for the reasons described in the Form 8-K document included with this letter, that the proposal was not a “Superior Proposal” (as defined in the asset purchase agreement). Accordingly, under the terms of the asset purchase agreement with Slingshot and Platinum Equity, we are not permitted to discuss or negotiate the non-binding proposal with the party that made it.

      Our Board of Directors continues to unanimously recommend that you vote “FOR” the sale of our Transportation segment to Slingshot, as described in the proxy statement.

      To inform the public of these facts, on August 31, 2004, we filed a Current Report on Form 8-K with the SEC. A copy of that filing, as well as all of our other SEC filings, is available through our website at www.aethersystems.com. For your convenience, however, we have included a copy of this Form 8-K with this letter, which, as you will see, discusses both the unsolicited, non-binding proposal that we received and our decision to redeem our 6% convertible subordinated notes. (You may recall that, in our proxy statement, we said we were considering a redemption of the notes. We made a decision to proceed with a redemption on August 30, 2004.) This letter and the enclosed Form 8-K contain important information and should be read in conjunction with the original proxy statement.

      If you have already submitted a proxy card, you do not need to submit the enclosed new proxy card unless you wish to change your vote. If you have already voted and wish to change your vote, you may do so by using the enclosed new proxy card.

      Your vote is important. Remember, failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote “Against” the adoption of the asset purchase agreement and the approval of the sale of our Transportation segment. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation is greatly appreciated.

Sincerely,

David S. Oros
Chairman of the Board
and Chief Executive Officer

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 30, 2004

Date of report (Date of earliest event reported):

AETHER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27707	52-2186634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 Cronridge Drive

Suite 110
Owings Mills, Maryland 21117
(Address of Principal Executive Offices, including Zip Code)

(410) 654-6400

(Registrant’s Telephone Number, Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

      On August 30, 2004, we decided to redeem all of our outstanding 6% convertible subordinated notes due March 2005. Approximately $154.9 million of the notes are outstanding, and we will redeem them for cash at a price of 101.2% of par, plus accrued interest to the date of redemption, as provided for in the indenture between us and First Union National Bank, as trustee, dated as of March 22, 2000.

      We expect the redemption date to be in early October and estimate that the total aggregate redemption price for the notes will be approximately $157 million. In addition, on September 22, 2004, we will make the regular semi-annual interest payment on the notes, which totals $4.6 million. We have notified the indenture trustee of our decision and expect that the trustee will send a redemption notice to noteholders late this week or early next week.

      In connection with the redemption, we expect to record a charge of approximately $2.4 million in our third fiscal quarter. This charge will include $1.8 million of cash redemption premium and a non-cash charge of $0.6 million related to the write-off of unamortized deferred financing costs We estimated that the redemption of the notes will save us approximately $1.5 million as compared to the cost of paying the notes in full at maturity, including interest through the maturity date.

      As a result of our decision to redeem the notes, we will not offer to repurchase the notes following completion of the pending sale of our Transportation segment.

Item 8.01.     Other Events.

      On August 25, 2004, we received an unsolicited, non-binding proposal from an investment group to acquire our Transportation segment for $30 million in cash. The proposal said it was not subject to any financing contingency but was subject to other significant conditions, including satisfactory completion of due diligence and negotiation of definitive agreements.

      As announced previously, on July 20, 2004 we signed a definitive asset purchase agreement to sell our Transportation segment to an affiliate of Platinum Equity for $25 million in cash. That transaction is subject to the approval of our stockholders, and on or about August 24, 2004 we began mailing to our stockholders a definitive proxy statement covering that transaction. A copy of the asset purchase agreement was included as an appendix to the proxy statement.

      After consulting with our senior management team and our outside legal and financial advisors, and after considering the terms of the non-binding proposal, the terms of our existing contract to sell the Transportation segment and the best interests of our stockholders, our Board of Directors, on August 30, 2004, concluded that the non-binding proposal was not a “superior proposal,” as that term is defined in the asset purchase agreement. Accordingly, consistent with the terms of the asset purchase agreement, we will not discuss, negotiate or engage in a due diligence process with respect to the unsolicited, non-binding proposal.

      In evaluating the non-binding proposal, our Board of Directors considered a range of factors, which included (1) the overall economic value of the proposal, (2) risks and uncertainties associated with due diligence and the negotiation of the terms of definitive agreements, as the proposing party has not commenced any due diligence or proposed any definitive terms for an acquisition; (3) the lengthy efforts that we have undertaken to sell the Transportation segment, as outlined in the definitive proxy statement mailed to stockholders and (4) the costs associated with a delay in the sale of the Transportation segment (as that business continues to operate at a loss), as well other costs of pursuing a new transaction. Under the asset purchase agreement that we signed on July 20, 2004, we would be required to pay a termination fee of $1 million, plus costs and expenses up to $250,000, to Platinum Equity to terminate that transaction and pursue another deal.

      In reaching its decision, our Board of Directors also took into account that on August 27, 2004 Platinum Equity confirmed to us its intention to close the sale of the Transportation segment on or about September 17 (following the September 15 special stockholders meeting to consider the sale) on the terms set forth in the asset purchase agreement.

      In addition, on August 30, our Board of Directors reaffirmed its recommendation that stockholders approve the sale of our Transportation segment to an affiliate of Platinum Equity.

      In view of the upcoming special meeting of stockholders, we are sending a copy of this Current Report on Form 8-K, together with a letter from David Oros, our Chairman and Chief Executive Officer, and another copy of the proxy card, to our stockholders as supplemental proxy materials.

SIGNATURES

      According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on August 31, 2004.

AETHER SYSTEMS, INC.

By:/s/ DAVID C. REYMANN

Date: August 31, 2004

By: David C. Reymann
Its: Chief Financial Officer